SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 15-12B


     Certification and Notice of Termination under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number  1-8372
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                            GOLD RESERVE CORPORATION
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

                       926 West Sprague Avenue, Suite 200,
                            Spokane, Washington 99201
                                 (509) 623-1500
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share
                       ----------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)   [X]


     Approximate number of holders of record as of the certification or notice date: less than 300
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
     Gold Reserve Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      GOLD RESERVE CORPORATION


     DATE: February 26, 1999          BY: /s/  Robert A. McGuinness
                                          -------------------------
     NAME:  Robert A. McGuinness
     TITLE:  Vice President of Finance and Chief Financial Officer

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